Terry Amisano Ltd.	Amisano Hanson
Kevin Hanson, CA, CPA (Nevada)	Chartered Accountants

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Thrifty Printing Inc. on Form SB-2 of our Auditors' Report dated December 7, 2004 relating to the balance sheet of Thrifty Printing Inc., as at September 30, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from January 23, 2004 (Date of Incorporation) to September 30, 2004.

Vancouver, Canada	/s/ Amisano Hanson
January 10, 2005	Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net